Exhibit 3.3

FIRST AMENDMENT TO AGREEMENT

This First Amendment to Agreement (the “First Amendment”) is made on this 27th day of March, 2024, between Emerging Fuels Technology, Inc., an Oklahoma corporation (“EFT”), and Black & Veatch Corporation, a Delaware corporation (“B&V”).

Background

On May 11, 2021, EFT & B&V entered into that certain Agreement (the “Agreement”) regarding, among other things, EFT’s payment of dividends to B&V under certain terms and conditions. EFT and B&V now wish to amend the terms and conditions of the Agreement.

Amendment

Accordingly, EFT and B&V agree as follows:

1.The Agreement is hereby amended as follows:

(a)The first full independent clause before the colon in Section 2 of the Agreement is hereby amended to read as follows:

“ 2.#9;Each year, EFT will pay to B&V a dividend of 30% of the unencumbered royalties (prepaid or running) received by EFT from EFT’s licenses during the preceding calendar year, including any previously received royalties that became unencumbered during the preceding calendar year, subject to the following:”

(b)The first full independent clause before the colon in Section 2(c) of the Agreement is hereby amended to read as follows:

“ (c)#9;Any and all dividend payments (including any earned but unpaid dividend payments) from EFT to B&V hereunder will immediately cease (and, in the case of any earned but unpaid dividend payments, will no longer be due and payable) upon the earlier to occur of the following:”

(c)Section 2(d) of the Agreement is hereby amended to read as follows:

“ (d)#9;Any and all such dividend payments will be paid annually to B&V hereunder and will be due and payable on May 31st of the following calendar year.”

(d)A new Section 2(g) is hereby added to the Agreement which reads as follows:

“ (g)#9;If EFT does not make all or any portion of any dividend payment due hereunder for any reason, including because such payment would be in violation of any law, rule or regulation applicable thereto, EFT’s COI or EFT’s Bylaws, then EFT shall track the obligation of such earned but unpaid dividend, and EFT shall pay any such earned and unpaid dividend as promptly as legally possible (but in no event later than 30 days after the date that such payment would not be in violation of any law, rule or regulation applicable thereto, EFT’s COI or EFT’s Bylaws, as reasonably determined in good faith by EFT’s board of directors). For any such earned but unpaid dividend, EFT hereby commits to B&V as follows: (i) EFT will use its reasonable efforts to continually assess on a regular basis whether or not the payment of such earned and unpaid dividend would still be in violation of any law, rule or regulation applicable thereto, EFT’s COI or EFT’s Bylaws, and (ii) if at any time EFT reasonably believes that such earned but unpaid dividend can legally be paid, EFT’s president will promptly call a board meeting so that the EFT board of directors can address such matter.”

2.This First Amendment shall be construed in connection with and as part of the Agreement.

3.This First Amendment (along with the Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

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4.This First Amendment may not be amended except by a written instrument referencing this First Amendment that is signed by both EFT and B&V.

5.The First Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this First Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this First Amendment.

6.This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.With respect to any disputes arising out of or related to this First Amendment, EFT and B&V consent to the exclusive jurisdiction of, and venue in, the state courts in Tulsa County in the State of Oklahoma (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Oklahoma).

8.In the event that any suit or action is instituted to enforce any provisions in this First Amendment, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.Each party represents this First Amendment has been duly and validly approved by all necessary corporate action, and this First Amendment, when executed will constitute the legal, valid, binding, and enforceable obligation and agreement of such party.

[Signature page follows]

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The parties are signing this First Amendment as of the date stated in the introductory clause.

“ EFT”

Emerging Fuels Technology, Inc.,

an Oklahoma corporation

/s/ Kenneth L. Agee

Kenneth L. Agee, President

“ B&V”

Black & Veatch Corporation,

a Delaware corporation

By: /s/ Hyleme George

Name: Hyleme George

Title: Vice President

[Signature Page to First Amendment to Agreement]

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